SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         _______________________________

                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



        Date of report (date of earliest event reported): January 7, 2004



                        FINANCIAL INDUSTRIES CORPORATION
               (Exact name of Registrant as specified in charter)


           Texas                        0-4690                   74-2126975
(State or other jurisdiction    (Commission file number)     (I.R.S. employer
 of incorporation)                                           identification no.)





                      6500 River Place Blvd., Building One
                               Austin, Texas 78730
                    (Address of principal executive offices)



Registrant's telephone number, including area code:  (512)  404-5000

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Item 5 - Other Events and Regulation FD Disclosure.

     The Board of Directors of Financial Industries Corporation has elected Bruce Boisture as President and Chief Executive Officer, effective January 7, 2003. Mr. Boisture also has served on the Board of Directors of FIC since August 2003 and is a member of the Executive Committee of the Board. He replaces Eugene E. Payne, who had served as President and CEO since November 2002.

     From June 2001 until his election as President and CEO of FIC, Mr. Boisture served as CEO of EDsmart, Inc., which provides data warehouse and analysis services to school districts. From 1992 until January 2004, he also served as president of Trinity Capital Alliance, Inc., an investment banking company he founded in 1992, that specializes in leveraged buy-outs, start-up investments and turnarounds. From 1986 through 1991 he was a partner and chief operating officer of Rosecliff, Inc./Acadia Partners L.P. Mr. Boisture has received a B.A. from Princeton University, a B. Phil. degree from Oxford University and a J.D. from Yale Law School.

     In connection with the election, the Board of Directors approved an employment agreement for Mr. Boisture. The agreement, which is for a three-year term, provides for monthly base compensation of $33,333.33 and eligibility for an annual performance bonus of up to $100,000. In addition, the agreement provides for long-term incentives in the form of a grant of options to purchase 150,000 shares of FIC common stock at an exercise price equal to the fair market value on the effective date of the agreement and a restricted stock grant of 50,000 shares. Both grants are subject to the approval of the shareholders of FIC. In the event that such approval is not granted, the agreement provides for a lump sum cash payment based on a formula and an increase in base compensation. If shareholder approval is obtained, a portion of the options and restricted stock will vest immediately, with the remainder vesting according to specified schedules over a two-year period, subject to acceleration for certain events.

     The description of the employment agreement is qualified by reference to the complete agreement which is filed as an exhibit and is incorporated herein by reference.

Item 7.  Financial Statements and Exhibits .

     (c) Exhibits

         Exhibit 10.1 Employment Agreement dated January 7, 2004 by and between Bruce Boisture and Financial Industries Corp-oration.

         Exhibit 99.1 Press release dated January 8, 2004, issued by Financial Industries Corporation

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        FINANCIAL INDUSTRIES CORPORATION



Date: January 8,  2004                  By:     /s/ R. Keith Long
                                           ____________________________________
                                           Chairman

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